Exhibit 99.11

Julius Baer Invest AG (Zurich, Switzerland)

Annual Reports 2006 - 2008
(English Summaries)

Julius Baer Invest AG	Financial Statements 2006-2008 (Summary Translations)

BALANCE SHEETS

	December 31, 2008	December 31, 2007	December 31, 2006
	(in Swiss Francs)	(in Swiss Francs)	(in Swiss Francs)

ASSETS

CURRENT ASSETS

Due from Banks	12,135,389.93	17,930,347.07	4,195,060.59
Securities	5,540,000.00	0	31,959,558.00
Other Receivables	112,707.44	153,543.98	32,168.80
Accrued Income	91,518,293.00	105,382,438.00	92,683,923.00
Other Assets	4,337,087.00	0	4,773.60

NON-CURRENT ASSETS

Investments	86,186,112.11	69,967,545.21	68,767,951.26
Other Financial Assets	1,479,550.00	1,655,250.00	1,609,650.00

Total Assets	201,309,139.48	194,089,124.26	199,253,085.25

Receivables from Affiliates	12,135,389.93	17,930,347.07	4,195,060.59

LIABILITIES AND EQUITY

LIABILITIES

Due to Banks	90,000,000.00	0	11,569,567.18
Accrued Expenses	555,143.48	2,322,485.85	1,532,904.90
Other Liabilities	0	1,600,065.00	1,911,884.00

EQUITY

Share Capital	10,2500,000.00	10,2500,000.00	10,2500,000.00
Legal Reserves	2,050,000.00	2,050,000.00	2,050,000.00
Retained Earnings	2,866,573.41	46,938,729.17	62,949,761.50
Earnings for the Period	95,587,422.59	130,927,844.24	108,988,967.67

BALANCE SHEET PROFIT	98,453,996.00	177,866,573.41	171,938,729.17

Total Liabilities and Equity	201,309,139.48	194,089,124.26	199,253,085.25

Julius Baer Invest AG	Financial Statements 2006-2008 (Summary Translations)

INCOME STATEMENTS

	December 31, 2008	December 31, 2007	December 31, 2006
	(in Swiss Francs)	(in Swiss Francs)	(in Swiss Francs)

INCOME

Interest Income	452,006.28	2,124,925.57	2,398,485.57
Interest Expenses	21,282.90	191,763.48	467,220.29
Net Interest Income	430,723.38	1,933,162.09	1,931,265.28

Income from Participations	91,466,570.00	105,262,500.00	92,640,000.00
Other Ordinary Results	4,171,747.51	26,313,992.83	16,324,583.26

Operating Income	96,069,040.89	133,509,654.92	110,895,848.54

EXPENSES

Staff Expenses	0	0	0
General Expenses	16,581.00	327,310.68	414,380.87

Operating Expenses	16,581.00	327,310.68	414,380.87

Gross Profit	96,052,459.89	133,182,344.24	110,481,467.67

Depreciation	0	0	0
Taxes	465,037.30	2,254,500.00	1,492,500

Net Profit for the Period	95,587,422.59	130,927,844.24	108,988,967.67